For Release: August 8, 2019
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the second quarter 2019
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for second quarter 2019 earnings, dated August 8, 2019, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the 2018 Annual Report, and include such risks and uncertainties as:
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2018, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the Company or Company teams may not be successful in obtaining contracts, risks related to the development by the Company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses, as well as other strategic initiatives; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income:
Loan interest	$238,222	242,333	223,371	480,555	421,094
Investment interest	8,566	8,253	5,818	16,819	10,952
Total interest income	246,788	250,586	229,189	497,374	432,046
Interest expense:
Interest on bonds and notes payable	186,963	191,770	171,450	378,733	306,999
Net interest income	59,825	58,816	57,739	118,641	125,047
Less provision for loan losses	9,000	7,000	3,500	16,000	7,500
Net interest income after provision for loan losses	50,825	51,816	54,239	102,641	117,547
Other income:
Loan servicing and systems revenue	113,985	114,898	114,545	228,883	214,687
Education technology, services, and payment processing revenue	60,342	79,159	48,742	139,502	108,963
Communications revenue	15,758	14,543	10,320	30,300	19,509
Other income	16,152	9,067	9,580	25,219	28,135
Derivative settlements, net	12,972	19,035	21,928	32,007	28,694
Derivative market value adjustments, net	(37,060)	(30,574)	(4,897)	(67,635)	55,135
Total other income	182,149	206,128	200,218	388,276	455,123
Cost of services:
Cost to provide education technology, services, and payment processing services	15,871	21,059	11,317	36,930	25,000
Cost to provide communications services	5,101	4,759	3,865	9,860	7,583
Total cost of services	20,972	25,818	15,182	46,790	32,583
Operating expenses:
Salaries and benefits	111,214	111,059	111,118	222,272	207,760
Depreciation and amortization	24,484	24,213	21,494	48,697	39,951
Loan servicing fees to third parties	3,156	2,893	3,204	6,049	6,341
Other expenses	42,261	40,923	40,409	83,184	73,826
Total operating expenses	181,115	179,088	176,225	360,202	327,878
Income before income taxes	30,887	53,038	63,050	83,925	212,209
Income tax expense	(6,209)	(11,391)	(13,511)	(17,600)	(49,487)
Net income	24,678	41,647	49,539	66,325	162,722
Net (income) loss attributable to noncontrolling interests	(59)	(56)	(104)	(115)	637
Net income attributable to Nelnet, Inc.	$24,619	41,591	49,435	66,210	163,359
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.61	1.03	1.21	1.65	3.99
Weighted average common shares outstanding - basic and diluted	40,050,065	40,373,295	40,886,617	40,210,787	40,918,396

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2019	December 31, 2018	June 30, 2018
Assets:
Loans receivable, net	$21,455,758	22,377,142	22,710,369
Cash, cash equivalents, investments, and notes receivable	306,336	370,717	324,514
Restricted cash	969,597	1,071,044	896,486
Goodwill and intangible assets, net	254,389	271,202	256,291
Other assets	1,233,720	1,130,863	1,021,584
Total assets	$24,219,800	25,220,968	25,209,244
Liabilities:
Bonds and notes payable	$21,294,192	22,218,740	22,468,364
Other liabilities	598,990	687,449	454,177
Total liabilities	21,893,182	22,906,189	22,922,541
Equity:
Total Nelnet, Inc. shareholders' equity	2,322,326	2,304,464	2,276,869
Noncontrolling interests	4,292	10,315	9,834
Total equity	2,326,618	2,314,779	2,286,703
Total liabilities and equity	$24,219,800	25,220,968	25,209,244

Overview
The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and early-stage and emerging growth companies.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
GAAP net income attributable to Nelnet, Inc.	$24,619	41,591	49,435	66,210	163,359
Realized and unrealized derivative market value adjustments	37,060	30,574	4,897	67,635	(55,135)
Net tax effect (a)	(8,894)	(7,338)	(1,175)	(16,232)	13,232
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$52,785	64,827	53,157	117,613	121,456

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.61	1.03	1.21	1.65	3.99
Realized and unrealized derivative market value adjustments	0.93	0.76	0.12	1.68	(1.35)
Net tax effect (a)	(0.22)	(0.18)	(0.03)	(0.41)	0.33
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$1.32	1.61	1.30	2.92	2.97

(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of June 30, 2019, the Company had a $21.5 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.7 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.
The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and six months ended June 30, 2019 and 2018 (dollars in millions).
(a) Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.
(b) Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.
Certain events and transactions from 2018 and 2019, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.
Loan Servicing and Systems
•On February 7, 2018, the Company acquired Great Lakes. The operating results of Great Lakes are reported in the Company's consolidated financial statements from the date of acquisition. Thus, there are six months of Great Lakes' operations included in the six months ended June 30, 2019 as compared to approximately five months of activity in the six months ended June 30, 2018.
•Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of June 30, 2019, Nelnet Servicing was servicing $181.7 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $236.5 billion of student loans for 7.3 million borrowers under its contract. These contracts previously provided for expiration on June 16, 2019. On May 15, 2019, Nelnet Servicing and Great Lakes each received a Modification of Contract from the Department's Office of Federal Student Aid ("FSA") pursuant to which FSA extended the expiration date of the current contracts to December 15, 2019.

In addition, Nelnet Servicing's current Authority to Operate as a loan servicer for the Department expires on August 30, 2019, and is currently under review for renewal. The Company cannot predict the timing or outcome of this review.
FSA is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, FSA issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")
On April 1, 2019 and August 1, 2019, the Company responded to the EPS and BPO components, respectively. In addition, the Company is part of a team that currently intends to respond to the OPS component, although there is no current published deadline. The Company cannot predict the timing, nature, or outcome of these solicitations.
•For the three months ended June 30, 2019 and 2018, and six months ended June 30, 2019 and 2018, the before tax and noncontrolling interest operating margin was 17.5 percent, 13.8 percent, 17.2 percent, and 16.0 percent, respectively. The increase in operating margin in the 2019 periods as compared to the same periods in 2018 was due primarily to efficiencies gained as a result of the completion of certain integration activities related to the Great Lakes acquisition.
Education Technology, Services, and Payment Processing
•On November 20, 2018, the Company acquired Tuition Management Systems ("TMS"), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the Company’s customer base. The results of TMS’ operations are reported in the Company’s consolidated financial statements from the date of acquisition.
•For the three months ended June 30, 2019 and 2018 and six months ended June 30, 2019 and 2018, before tax operating margin (income before income taxes divided by net revenue) was 24.8 percent, 19.8 percent, 35.1 percent, and 29.8 percent, respectively. The increase in the before tax operating margin in the 2019 periods as compared to the same periods in 2018 was due to operating leverage and cost reductions due to the Company's decision in October 2018 to terminate its investment in a proprietary payment processing platform.
•This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.
Communications
•ALLO recognized losses of $4.9 million and $9.7 million for the three and six months ended June 30, 2019, respectively, as compared to losses of $8.1 million and $15.1 million for the same periods in 2018, respectively. The decrease in ALLO's net loss in 2019, as compared to 2018, was primarily due to a decrease in interest expense. ALLO incurred $3.3 million and $5.8 million of interest expense to Nelnet, Inc. (parent company) during the three and six months ended June 30, 2018, respectively. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO.
•ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the three and six months ended June 30, 2019, ALLO had positive EBITDA of $1.2 million and $2.3 million, respectively, compared with negative EBITDA of $1.8 million and $3.7 million for the same periods in 2018, respectively. EBITDA is a supplemental non-GAAP performance measure which the Company believes provides useful additional information regarding a key metric used by management to assess ALLO's performance. See "Communications Financial and Operating Data" below for additional information regarding the computation and use of EBITDA for ALLO.

•ALLO has made significant investments in its communications network and currently provides fiber directly to homes and businesses in communities in Nebraska and Colorado. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest. During the second quarter of 2019, ALLO announced plans to expand its network to make services available in Breckenridge, Colorado. ALLO began providing services in Lincoln, Nebraska in September 2016 as part of a multi-year project to pass substantially all commercial and residential properties in the community. As of the end of the first quarter of 2019, the build-out of the Lincoln community was substantially complete. For the six months ended June 30, 2019, ALLO's capital expenditures were $27.0 million. The Company anticipates total ALLO network capital expenditures for the remainder of 2019 (July 1, 2019 - December 31, 2019) will be approximately $25 million. However, this amount could change based on customer demand for ALLO's services.
•The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
Asset Generation and Management
•For the second quarter of 2019, the AGM segment recognized net interest income of $59.2 million, compared with $56.8 million for the same period in 2018. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The AGM segment recognized income from derivative settlements of $13.0 million during the second quarter of 2019, compared with income of $22.1 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the Company's net interest income. Net interest income and derivative settlements for the AGM segment totaled $72.2 million and $78.9 million in the second quarter of 2019 and 2018, respectively.
•The Company's average balance of loans decreased to $21.8 billion for the second quarter of 2019, compared with $23.0 billion for the same period in 2018. Loan spread increased to 0.96 percent for the quarter ended June 30, 2019, compared with 0.90 percent for the same period in 2018. Core loan spread, which includes the impact of derivative settlements, decreased to 1.21% for the quarter ended June 30, 2019, compared with 1.29% for the same period in 2018. Management believes core loan spread is a useful supplemental non-GAAP measure that reflects adjustments for derivative settlements related to net interest income (loan spread). However, there is no comprehensive authoritative guidance for the presentation of this measure, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
The Company recognized $23.0 million and $33.5 million in fixed rate floor income during the three months ended June 30, 2019 and 2018, respectively (which includes $12.2 million and $19.1 million, respectively, of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 43 basis points and 59 basis points of core loan spread for the three months ended June 30, 2019 and 2018, respectively. The decrease in gross fixed rate floor income was due to higher interest rates in 2019 as compared to 2018, and the decrease in derivative settlement payments received on derivatives used to hedge student loans earning fixed rate floor income was due to a decrease in the notional amount of derivatives outstanding in 2019 as compared to 2018, partially offset by higher interest rates.
•Provision for loan losses was $9.0 million and $3.5 million for the three months ended June 30, 2019 and 2018, respectively, and $16.0 million and $7.5 million for the six months ended June 30, 2019 and 2018, respectively.
Provision for loan losses for federally insured loans was $2.0 million for each of the three months ended June 30, 2019 and 2018, and $4.0 million for each of the six months ended June 30, 2019 and 2018.
Provision for loan losses for consumer loans was $7.0 million and $1.5 million for the three months ended June 30, 2019 and 2018, respectively and $12.0 million and $3.5 million for the six months ended June 30, 2019 and 2018, respectively. The increase in provision was a result of the increased amount of consumer loan purchases during 2019. The Company purchased $184.8 million of consumer loans during the six months ended June 30, 2019 ($114.6 million of which were purchased during the second quarter) compared to $37.6 million during the first half of 2018 ($14.2 million during the second quarter of 2018).
Corporate and Other Activities
•The Company adopted a new lease accounting standard effective January 1, 2019. The most significant impact of the standard to the Company relates to (1) the recognition of new right-of-use ("ROU") assets and lease liabilities on its balance sheet primarily for office, data center, and dark fiber operating leases; (2) the deconsolidation of assets and liabilities for certain sale-leaseback transactions arising from build-to-suit lease arrangements for which construction was completed and the Company is leasing the constructed assets that did not qualify for sale accounting prior to the adoption of the new standard; and (3) significant new disclosures about the Company’s leasing activities.
Adoption of the new standard resulted in recognizing lease liabilities of $33.7 million based on the present value of the remaining minimum rental payments. In addition, the Company recognized ROU assets of $32.8 million, which corresponds to the lease liabilities reduced by deferred rent expense as of the effective date. The Company also deconsolidated total assets of $43.8 million and total liabilities of $34.8 million for entities that had been consolidated due to sale-leaseback transactions that failed to qualify for recognition as sales under the prior guidance. Deconsolidation of these entities reduced noncontrolling interests by $6.1 million.
Liquidity and Capital Resources
•As of June 30, 2019, the Company had cash and cash equivalents of $84.4 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $52.9 million as of June 30, 2019.
•As of June 30, 2019, the Company's $382.5 million unsecured line of credit had $260.0 million outstanding and $122.5 million was available for future use. During the second quarter of 2019, the Company entered into a $22.0 million secured line of credit agreement, and as of June 30, 2019, this line of credit had $5.0 million outstanding and $17.0 million available for future use.
•The Company has repurchased certain of its own asset-backed securities (bonds and notes payable) in the secondary market. For accounting purposes, these notes are eliminated in consolidation and are not included in the Company's consolidated financial statements. However, these securities remain legally outstanding at the trust level and the Company could sell these notes to third parties or redeem the notes at par as cash is generated by the trust estate. Upon a sale of these notes to third parties, the Company would obtain cash proceeds equal to the market value of the notes on the date of such sale. As of June 30, 2019, the Company holds $15.0 million (par value) of its own asset-backed securities.
•The Company has historically generated positive cash flow from operations. However, during the six months ended June 30, 2019, the Company used $17.8 million in operating activities. Items that negatively impacted cash flows from operating activities for the six months ended June 30, 2019 included:
•Net payments to the derivative clearinghouse due to a decrease in the fair value of the Company's derivative portfolio during the period;
•An increase in accrued interest receivable during the period due to the number of borrowers utilizing income-based repayment plans; and
•A decrease in “due to customers” (liability) during the period. As part of the Company's Education Technology, Services, and Payment Processing operating segment, the Company collects tuition payments and subsequently remits these payments to the appropriate schools. Cash collected for customers and the related liability are included in the Company's consolidated balance sheet. These accounts fluctuate with the fall and spring school terms based on the timing of when the Company collects tuition payments from customers and remits such payments to schools, resulting in these balances being significantly lower as of June 30 as compared to the balances as of December 31. The acquisition of TMS in November 2018 increased the magnitude of the change in these account balances.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of June 30, 2019, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.13 billion.
Certain of the Company’s asset-backed securitizations are structured as “Turbo Transactions” which require all cash generated from the student loans (including excess spread) to be directed toward payment of interest and any outstanding principal generally until such time as all principal on the notes has been paid in full.  Once the notes in such transactions are paid in full, the remaining unencumbered student loans (and other remaining assets, if any) in the securitization are released to the Company, at which time the Company has the option to refinance or sell these assets, or retain them on the balance sheet as unencumbered assets.
On June 7, 2019, the Company paid a premium of $1.4 million to extinguish $93.0 million of notes payable in one of its Turbo Transactions (prior to the notes' contractual maturity). This transaction resulted in the release of $152.7 million of student loans and accrued interest receivable that were previously encumbered in the asset-backed securitization. The Company refinanced the student loans in its FFELP warehouse facilities, resulting in net cash proceeds of $57.5 million.
Subsequent to June 30, 2019, the Company obtained consent from bond holders in five of its remaining seven Turbo Transactions to extinguish a total of approximately $579 million of notes payable in these transactions prior to their contractual maturity. These transactions will result in the release of approximately $909 million in student loans and accrued interest receivable during the third quarter of 2019 that were previously encumbered in the asset-backed securitizations. To extinguish the notes, the Company will pay a premium of approximately $13 million that will be expensed by the Company in the third quarter of 2019. In addition, the Company will write off approximately $2 million of debt issuance costs associated with these securitizations. In total, the Company will recognize approximately $15 million in expenses in the third quarter of 2019 to extinguish these notes. Upon extinguishment of the notes payable throughout the third quarter, the Company will obtain approximately $300 million in cash as the student loans are refinanced. The Company currently anticipates using these proceeds to pay down the outstanding balance on its unsecured line of credit.
•On January 11, 2019, the Company obtained a consumer loan warehouse facility with an aggregate maximum financing amount available of $100.0 million. On April 25, 2019, the Company amended the agreement for this warehouse facility to increase the aggregate maximum financing amount available to $200.0 million and extend the final maturity date to April 23, 2022. As of June 30, 2019, $117.1 million was outstanding under this facility and $82.9 million was available for future funding.
•On February 27, 2019 and April 30, 2019, the Company completed FFELP asset-backed securitizations totaling $496.8 million (par value) and $416.1 million (par value), respectively. The proceeds from these transactions were used primarily to refinance student loans included in the Company's FFELP warehouse facilities.
•On June 25, 2019, the Company completed a private education loan asset-backed securitization totaling $47.2 million (par value). The proceeds from this transaction were used to refinance private education loans previously funded via a private loan repurchase agreement that was terminated on June 25, 2019.
•During the six months ended June 30, 2019, the Company repurchased a total of 720,467 shares of Class A common stock for $40.0 million ($55.58 per share), including 419,140 shares of Class A common stock repurchased during the three months ended June 30, 2019 for $23.7 million ($56.50 per share). Repurchases during the three months ended June 30, 2019 included a total of 180,000 shares of Class A common stock repurchased on June 17, 2019 from one of the Company's significant shareholders, Shelby J. Butterfield, the widow of Stephen F. Butterfield, the Company's former Vice-Chairman and significant shareholder who passed away in April 2018, and from the Butterfield Family Trust, an estate planning trust for the family of Mr. Butterfield. Immediately prior to the Company's repurchase of such shares from Ms. Butterfield and the Butterfield Family Trust, the repurchased shares were shares of the Company's Class B common stock that Ms. Butterfield and the Butterfield Family Trust converted to shares of Class A common stock.
•On May 8, 2019, the Board of Directors authorized a new stock repurchase program to repurchase up to a total of five million shares of the Company's Class A common stock during the three-year period ending May 7, 2022. The five million shares authorized under the new program include the remaining unrepurchased shares from the prior program, which the new program replaces. As of June 30, 2019, 4.8 million shares remained authorized for repurchase under the Company's stock repurchase program.
•During the six months ended June 30, 2019, the Company paid cash dividends of $14.4 million ($0.36 per share), including $7.2 million ($0.18 per share) paid during the three months ended June 30, 2019. In addition, the Company's Board of Directors has declared a third quarter 2019 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.18 per share. The third quarter cash dividend will be paid on September 13, 2019 to shareholders of record at the close of business on August 30, 2019.
•The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended June 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$550	1,659	1	243,295	2,258	(974)	246,788
Interest expense	19	11	—	184,035	3,872	(974)	186,963
Net interest income (expense)	531	1,648	1	59,260	(1,614)	—	59,825
Less provision for loan losses	—	—	—	9,000	—	—	9,000
Net interest income (loss) after provision for loan losses	531	1,648	1	50,260	(1,614)	—	50,825
Other income:
Loan servicing and systems revenue	113,985	—	—	—	—	—	113,985
Intersegment servicing revenue	11,598	—	—	—	—	(11,598)	—
Education technology, services, and payment processing revenue	—	60,342	—	—	—	—	60,342
Communications revenue	—	—	15,758	—	—	—	15,758
Other income	2,277	—	362	4,888	8,624	—	16,152
Derivative settlements, net	—	—	—	12,972	—	—	12,972
Derivative market value adjustments, net	—	—	—	(37,060)	—	—	(37,060)
Total other income	127,860	60,342	16,120	(19,200)	8,624	(11,598)	182,149
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,871	—	—	—	—	15,871
Cost to provide communications services	—	—	5,101	—	—	—	5,101
Total cost of services	—	15,871	5,101	—	—	—	20,972
Operating expenses:
Salaries and benefits	66,496	22,823	5,192	382	16,321	—	111,214
Depreciation and amortization	8,799	3,324	7,737	—	4,623	—	24,484
Loan servicing fees to third parties	—	—	—	3,156	—	—	3,156
Other expenses	17,118	5,805	3,865	3,051	12,423	—	42,261
Intersegment expenses, net	13,604	3,148	716	11,665	(17,535)	(11,598)	—
Total operating expenses	106,017	35,100	17,510	18,254	15,832	(11,598)	181,115
Income (loss) before income taxes	22,374	11,019	(6,490)	12,806	(8,822)	—	30,887
Income tax (expense) benefit	(5,370)	(2,645)	1,558	(3,074)	3,321	—	(6,209)
Net income (loss)	17,004	8,374	(4,932)	9,732	(5,501)	—	24,678
Net income attributable to noncontrolling interests	—	—	—	—	(59)	—	(59)
Net income (loss) attributable to Nelnet, Inc.	$17,004	8,374	(4,932)	9,732	(5,560)	—	24,619

	Three months ended March 31, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$497	2,017	2	246,867	2,053	(851)	250,586
Interest expense	—	8	—	188,799	3,814	(851)	191,770
Net interest income (expense)	497	2,009	2	58,068	(1,761)	—	58,816
Less provision for loan losses	—	—	—	7,000	—	—	7,000
Net interest income (loss) after provision for loan losses	497	2,009	2	51,068	(1,761)	—	51,816
Other income:
Loan servicing and systems revenue	114,898	—	—	—	—	—	114,898
Intersegment servicing revenue	12,217	—	—	—	—	(12,217)	—
Education technology, services, and payment processing revenue	—	79,159	—	—	—	—	79,159
Communications revenue	—	—	14,543	—	—	—	14,543
Other income	2,074	—	125	3,525	3,344	—	9,067
Derivative settlements, net	—	—	—	19,035	—	—	19,035
Derivative market value adjustments, net	—	—	—	(30,574)	—	—	(30,574)
Total other income	129,189	79,159	14,668	(8,014)	3,344	(12,217)	206,128
Cost of services:
Cost to provide education technology, services, and payment processing services	—	21,059	—	—	—	—	21,059
Cost to provide communications services	—	—	4,759	—	—	—	4,759
Total cost of services	—	21,059	4,759	—	—	—	25,818
Operating expenses:
Salaries and benefits	66,220	23,008	4,737	378	16,716	—	111,059
Depreciation and amortization	8,871	3,510	7,362	—	4,469	—	24,213
Loan servicing fees to third parties	—	—	—	2,893	—	—	2,893
Other expenses	18,928	5,311	3,477	944	12,262	—	40,923
Intersegment expenses, net	13,758	3,299	664	12,287	(17,791)	(12,217)	—
Total operating expenses	107,777	35,128	16,240	16,502	15,656	(12,217)	179,088
Income (loss) before income taxes	21,909	24,981	(6,329)	26,552	(14,073)	—	53,038
Income tax (expense) benefit	(5,258)	(5,995)	1,519	(6,372)	4,716	—	(11,391)
Net income (loss)	16,651	18,986	(4,810)	20,180	(9,357)	—	41,647
Net income attributable to noncontrolling interests	—	—	—	—	(56)	—	(56)
Net income (loss) attributable to Nelnet, Inc.	$16,651	18,986	(4,810)	20,180	(9,413)	—	41,591

	Three months ended June 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$293	748	1	226,509	6,062	(4,425)	229,189
Interest expense	—	—	3,303	169,623	2,949	(4,425)	171,450
Net interest income (expense)	293	748	(3,302)	56,886	3,113	—	57,739
Less provision for loan losses	—	—	—	3,500	—	—	3,500
Net interest income (loss) after provision for loan losses	293	748	(3,302)	53,386	3,113	—	54,239
Other income:
Loan servicing and systems revenue	114,545	—	—	—	—	—	114,545
Intersegment servicing revenue	11,609	—	—	—	—	(11,609)	—
Education technology, services, and payment processing revenue	—	48,742	—	—	—	—	48,742
Communications revenue	—	—	10,320	—	—	—	10,320
Other income	1,956	—	—	2,772	4,851	—	9,580
Derivative settlements, net	—	—	—	22,053	(125)	—	21,928
Derivative market value adjustments, net	—	—	—	(5,446)	548	—	(4,897)
Total other income	128,110	48,742	10,320	19,379	5,274	(11,609)	200,218
Cost of services:
Cost to provide education technology, services, and payment processing services	—	11,317	—	—	—	—	11,317
Cost to provide communications services	—	—	3,865	—	—	—	3,865
Total cost of services	—	11,317	3,865	—	—	—	15,182
Operating expenses:
Salaries and benefits	69,434	19,513	4,668	377	17,126	—	111,118
Depreciation and amortization	8,212	3,286	5,497	—	4,500	—	21,494
Loan servicing fees to third parties	—	—	—	3,204	—	—	3,204
Other expenses	17,490	5,383	3,023	1,288	13,225	—	40,409
Intersegment expenses, net	15,583	2,570	599	11,700	(18,842)	(11,609)	—
Total operating expenses	110,719	30,752	13,787	16,569	16,009	(11,609)	176,225
Income (loss) before income taxes	17,684	7,421	(10,634)	56,196	(7,622)	—	63,050
Income tax (expense) benefit	(4,245)	(1,781)	2,552	(13,487)	3,451	—	(13,511)
Net income (loss)	13,439	5,640	(8,082)	42,709	(4,171)	—	49,539
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(104)	—	(104)
Net income (loss) attributable to Nelnet, Inc.	$13,439	5,640	(8,082)	42,709	(4,275)	—	49,435

	Six months ended June 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,047	3,676	3	490,162	4,310	(1,824)	497,374
Interest expense	19	19	—	372,834	7,685	(1,824)	378,733
Net interest income (expense)	1,028	3,657	3	117,328	(3,375)	—	118,641
Less provision for loan losses	—	—	—	16,000	—	—	16,000
Net interest income (loss) after provision for loan losses	1,028	3,657	3	101,328	(3,375)	—	102,641
Other income:
Loan servicing and systems revenue	228,883	—	—	—	—	—	228,883
Intersegment servicing revenue	23,815	—	—	—	—	(23,815)	—
Education technology, services, and payment processing revenue	—	139,502	—	—	—	—	139,502
Communications revenue	—	—	30,300	—	—	—	30,300
Other income	4,350	—	487	8,413	11,969	—	25,219
Derivative settlements, net	—	—	—	32,007	—	—	32,007
Derivative market value adjustments, net	—	—	—	(67,635)	—	—	(67,635)
Total other income	257,048	139,502	30,787	(27,215)	11,969	(23,815)	388,276
Cost of services:
Cost to provide education technology, services, and payment processing services	—	36,930	—	—	—	—	36,930
Cost to provide communications services	—	—	9,860	—	—	—	9,860
Total cost of services	—	36,930	9,860	—	—	—	46,790
Operating expenses:
Salaries and benefits	132,715	45,830	9,929	760	33,038	—	222,272
Depreciation and amortization	17,671	6,835	15,099	—	9,093	—	48,697
Loan servicing fees to third parties	—	—	—	6,049	—	—	6,049
Other expenses	36,047	11,116	7,342	3,995	24,685	—	83,184
Intersegment expenses, net	27,362	6,447	1,380	23,952	(35,326)	(23,815)	—
Total operating expenses	213,795	70,228	33,750	34,756	31,490	(23,815)	360,202
Income (loss) before income taxes	44,281	36,001	(12,820)	39,357	(22,896)	—	83,925
Income tax (expense) benefit	(10,628)	(8,640)	3,077	(9,446)	8,037	—	(17,600)
Net income (loss)	33,653	27,361	(9,743)	29,911	(14,859)	—	66,325
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(115)	—	(115)
Net income (loss) attributable to Nelnet, Inc.	$33,653	27,361	(9,743)	29,911	(14,974)	—	66,210

	Six months ended June 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$550	1,413	2	426,843	10,813	(7,574)	432,046
Interest expense	—	—	5,812	303,854	4,907	(7,574)	306,999
Net interest income (expense)	550	1,413	(5,810)	122,989	5,906	—	125,047
Less provision for loan losses	—	—	—	7,500	—	—	7,500
Net interest income (loss) after provision for loan losses	550	1,413	(5,810)	115,489	5,906	—	117,547
Other income:
Loan servicing and systems revenue	214,687	—	—	—	—	—	214,687
Intersegment servicing revenue	22,380	—	—	—	—	(22,380)	—
Education technology, services, and payment processing revenue	—	108,963	—	—	—	—	108,963
Communications revenue	—	—	19,509	—	—	—	19,509
Other income	3,248	—	—	6,124	18,765	—	28,135
Derivative settlements, net	—	—	—	28,979	(285)	—	28,694
Derivative market value adjustments, net	—	—	—	53,125	2,010	—	55,135
Total other income	240,315	108,963	19,509	88,228	20,490	(22,380)	455,123
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,000	—	—	—	—	25,000
Cost to provide communications services	—	—	7,583	—	—	—	7,583
Total cost of services	—	25,000	7,583	—	—	—	32,583
Operating expenses:
Salaries and benefits	127,971	38,580	8,730	759	31,720	—	207,760
Depreciation and amortization	14,280	6,627	10,418	—	8,626	—	39,951
Loan servicing fees to third parties	—	—	—	6,341	—	—	6,341
Other expenses	31,953	10,006	5,660	2,137	24,070	—	73,826
Intersegment expenses, net	28,939	5,136	1,204	22,565	(35,464)	(22,380)	—
Total operating expenses	203,143	60,349	26,012	31,802	28,952	(22,380)	327,878
Income (loss) before income taxes	37,722	25,027	(19,896)	171,915	(2,556)	—	212,209
Income tax (expense) benefit	(9,247)	(6,006)	4,775	(41,260)	2,251	—	(49,487)
Net income (loss)	28,475	19,021	(15,121)	130,655	(305)	—	162,722
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(172)	—	637
Net income (loss) attributable to Nelnet, Inc.	$29,283	19,021	(15,121)	130,655	(477)	—	163,359

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below. Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Variable loan interest margin	$44,310	43,951	40,416	88,260	87,302
Settlements on associated derivatives (a)	807	2,334	2,979	3,140	1,315
Variable loan interest margin, net of settlements on derivatives	45,117	46,285	43,395	91,400	88,617
Fixed rate floor income	10,840	10,425	14,453	21,265	31,700
Settlements on associated derivatives (b)	12,165	16,701	19,074	28,867	27,664
Fixed rate floor income, net of settlements on derivatives	23,005	27,126	33,527	50,132	59,364
Investment interest	8,566	8,253	5,818	16,819	10,952
Corporate debt interest expense	(3,891)	(3,813)	(2,948)	(7,703)	(4,907)
Non-portfolio related derivative settlements (c)	—	—	(125)	—	(285)
Net interest income (net of settlements on derivatives)	$72,797	77,851	79,667	150,648	153,741

(a) Includes the net settlements received related to the Company’s 1:3 basis swaps.

(b) Includes the net settlements received related to the Company’s floor income interest rate swaps.

(c) Includes the net settlements paid related to the Company’s hybrid debt hedges.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment. The Company purchased Great Lakes on February 7, 2018. The results of Great Lakes' operations are reported in the Company's consolidated financial statements from the date of acquisition.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Government servicing - Nelnet	$40,459	39,640	39,781	80,099	79,107
Government servicing - Great Lakes	45,973	47,077	45,682	93,050	76,437
Private education and consumer loan servicing	8,985	9,480	8,882	18,465	21,983
FFELP servicing	6,424	6,695	9,147	13,119	16,838
Software services	10,021	9,741	8,671	19,762	16,260
Outsourced services and other	2,123	2,265	2,382	4,388	4,062
Loan servicing and systems revenue	$113,985	114,898	114,545	228,883	214,687
Loan Servicing Volumes

	As of
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Servicing volume (dollars in millions):
Nelnet
Government	$172,669	176,605	176,179	179,283	179,507	183,093	181,682
FFELP	27,262	26,969	37,599	37,459	36,748	35,917	35,003
Private and consumer	11,483	12,116	15,016	15,466	15,666	16,065	16,025
Great Lakes
Government	—	242,063	241,902	232,741	232,694	237,050	236,500
FFELP (a)	—	11,136	—	—	—	—	—
Private and consumer (a)	—	1,927	31	—	—	—	—
Total	$211,414	470,816	470,727	464,949	464,615	472,125	469,210

Number of servicing borrowers:
Nelnet
Government	5,877,414	5,819,286	5,745,181	5,805,307	5,771,923	5,708,582	5,592,989
FFELP	1,420,311	1,399,280	1,787,419	1,754,247	1,709,853	1,650,785	1,588,530
Private and consumer	502,114	508,750	672,520	692,763	696,933	699,768	693,410
Great Lakes
Government	—	7,456,830	7,378,875	7,486,311	7,458,684	7,385,284	7,300,691
FFELP (a)	—	461,553	—	—	—	—	—
Private and consumer (a)	—	118,609	3,987	—	—	—	—
Total	7,799,839	15,764,308	15,587,982	15,738,628	15,637,393	15,444,419	15,175,620

Number of remote hosted borrowers:	2,812,713	6,207,747	6,145,981	6,406,923	6,393,151	6,332,261	6,211,132

(a) During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education servicing volume to Nelnet Servicing's platform to leverage the efficiencies of supporting more volume on fewer systems.

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Tuition payment plan services	$24,655	30,173	20,417	54,829	43,404
Payment processing	21,311	28,979	16,026	50,290	35,952
Education technology and services	14,096	19,709	12,018	33,805	28,993
Other	280	298	281	578	614
Education technology, services, and payment processing revenue	$60,342	79,159	48,742	139,502	108,963
Communications Financial and Operating Data
Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended						Six months ended
	June 30, 2019		March 31, 2019		June 30, 2018		June 30, 2019		June 30, 2018
Residential revenue	$11,890	75.5%	$11,065	76.1%	$7,727	74.9%	$22,955	75.7%	$14,472	74.2%
Business revenue	3,816	24.2	3,414	23.5	2,535	24.6	7,230	23.9	4,917	25.2
Other	52	0.3	64	0.4	58	0.5	115	0.4	120	0.6
Communications revenue	$15,758	100.0%	$14,543	100.0%	$10,320	100.0%	$30,300	100.0%	$19,509	100.0%

Internet	$9,297	59.0%	$8,449	58.1%	$5,387	52.2%	$17,726	58.5%	$10,086	51.7%
Television	4,050	25.7	3,898	26.8	3,086	29.9	7,939	26.2	5,872	30.1
Telephone	2,395	15.2	2,167	14.9	1,827	17.7	4,575	15.1	3,512	18.0
Other	16	0.1	29	0.2	20	0.2	60	0.2	39	0.2
Communications revenue	$15,758	100.0%	$14,543	100.0%	$10,320	100.0%	$30,300	100.0%	$19,509	100.0%

Net loss	$(4,932)		(4,810)		(8,082)		(9,743)		(15,121)
EBITDA (a)	1,246		1,031		(1,835)		2,276		(3,668)

Capital expenditures	15,040		11,958		27,189		26,998		45,088

	As of June 30, 2019	As of March 31, 2019	As of December 31, 2018	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017
Residential customer information:
Households served	42,760	40,338	37,351	32,529	27,643	23,541	20,428
Households passed (b)	132,984	127,253	122,396	110,687	98,538	84,475	71,426
Households served/passed	32.2%	31.7%	30.5%	29.4%	28.1%	27.9%	28.6%
Total households in current markets and new markets announced (c)	159,974	152,840	152,840	142,602	137,500	137,500	137,500

(a) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net loss	$(4,932)	(4,810)	(8,082)	(9,743)	(15,121)
Net interest (income) expense	(1)	(2)	3,302	(3)	5,810
Income tax benefit	(1,558)	(1,519)	(2,552)	(3,077)	(4,775)
Depreciation and amortization	7,737	7,362	5,497	15,099	10,418
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$1,246	1,031	(1,835)	2,276	(3,668)
(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the third quarter of 2018, ALLO began providing service in Fort Morgan, Colorado. During the fourth quarter of 2018, ALLO began providing service in Hastings, Nebraska. During the second quarter of 2019, ALLO announced plans to expand its network to make services available in Breckenridge Colorado.
Other Income
The following table summarizes the components of "other income."

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Gain (loss) on investments and notes receivable, net	$4,258	(427)	(901)	3,831	7,787
Borrower late fee income	3,161	3,512	2,758	6,674	5,741
Management fee revenue	2,051	1,872	1,756	3,923	2,917
Gain on sale of loans	1,712	—	—	1,712	—
Investment advisory fees	731	711	1,394	1,441	2,986
Other	4,239	3,399	4,573	7,638	8,704
Other income	$16,152	9,067	9,580	25,219	28,135
Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
1:3 basis swaps	$807	2,334	2,979	3,140	1,315
Interest rate swaps - floor income hedges	12,165	16,701	19,074	28,867	27,664
Interest rate swaps - hybrid debt hedges	—	—	(125)	—	(285)
Total derivative settlements - income (expense)	$12,972	19,035	21,928	32,007	28,694

Loans Receivable
Loans receivable consisted of the following:

	As of	As of	As of
	June 30, 2019	December 31, 2018	June 30, 2018
Federally insured student loans:
Stafford and other	$4,804,295	4,969,667	4,879,259
Consolidation	16,349,837	17,186,229	17,715,531
Total	21,154,132	22,155,896	22,594,790
Private education loans	198,752	225,975	180,935
Consumer loans	237,952	138,627	80,560
	21,590,836	22,520,498	22,856,285
Loan discount, net of unamortized loan premiums and deferred origination costs	(38,952)	(53,572)	(73,831)
Non-accretable discount	(33,535)	(29,396)	(18,370)
Allowance for loan losses:
Federally insured loans	(39,056)	(42,310)	(37,263)
Private education loans	(10,157)	(10,838)	(11,664)
Consumer loans	(13,378)	(7,240)	(4,788)
	$21,455,758	22,377,142	22,710,369
Loan Activity
The following table sets forth the activity of loans:

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Beginning balance	$22,082,643	22,520,498	21,733,713	22,520,498	21,995,877
Loan acquisitions:
Federally insured student loans	570,092	270,015	1,948,372	840,107	2,532,958
Private education loans	—	—	194	—	194
Consumer loans	114,633	70,121	14,212	184,754	37,566
Total loan acquisitions	684,725	340,136	1,962,778	1,024,861	2,570,718
Repayments, claims, capitalized interest, and other	(873,466)	(504,720)	(590,062)	(1,378,186)	(1,212,346)
Consolidation loans lost to external parties	(255,386)	(273,271)	(248,752)	(528,657)	(496,572)
Loans sold	(47,680)	—	(1,392)	(47,680)	(1,392)
Ending balance	$21,590,836	22,082,643	22,856,285	21,590,836	22,856,285

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Variable loan yield, gross	5.00%	5.04%	4.46%	5.02%	4.31%
Consolidation rebate fees	(0.84)	(0.84)	(0.85)	(0.84)	(0.85)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.03	0.04	0.02	0.05
Variable loan yield, net	4.18	4.23	3.65	4.20	3.51
Loan cost of funds - interest expense	(3.42)	(3.47)	(3.00)	(3.44)	(2.77)
Loan cost of funds - derivative settlements (a) (b)	0.02	0.04	0.05	0.03	0.01
Variable loan spread	0.78	0.80	0.70	0.79	0.75
Fixed rate floor income, gross	0.20	0.19	0.25	0.19	0.29
Fixed rate floor income - derivative settlements (a) (c)	0.23	0.31	0.34	0.27	0.25
Fixed rate floor income, net of settlements on derivatives	0.43	0.50	0.59	0.46	0.54
Core loan spread (d)	1.21%	1.30%	1.29%	1.25%	1.29%

Average balance of loans	$21,837,774	22,313,270	22,959,660	22,075,522	22,415,580
Average balance of debt outstanding	21,536,878	21,989,065	22,476,114	21,761,723	21,965,618

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Core loan spread	1.21%	1.30%	1.29%	1.25%	1.29%
Derivative settlements (1:3 basis swaps)	(0.02)	(0.04)	(0.05)	(0.03)	(0.01)
Derivative settlements (fixed rate floor income)	(0.23)	(0.31)	(0.34)	(0.27)	(0.25)
Loan spread	0.96%	0.95%	0.90%	0.95%	1.03%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.

(b) Derivative settlements include the net settlements received related to the Company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received related to the Company’s floor income interest rate swaps.
(d) Core loan spread, excluding consumer loans, would have been 1.16%, 1.22%, and 1.23% for the three months ended June 30, 2019, March 31, 2019, and June 30, 2018, respectively, and 1.17% and 1.25% for the six months ended June 30, 2019 and 2018, respectively. Other than consumer loans funded in the Company's consumer loan warehouse facility that was obtained on January 11, 2019, consumer loans were and continue to be funded by the Company using operating cash, until they can be funded in a secured financing transaction. Consumer loans funded with operating cash do not have a cost of funds (debt) associated with them. The average balance of consumer loans outstanding for the three months ended June 30, 2019, March 31, 2019, and June 30, 2018 and six months ended June 30, 2019 and 2018 was $212.6 million, $159.2 million, $81.5 million, $185.9 million, and $74.3 million, respectively. The average balance outstanding on the consumer loan warehouse facility for the three months ended June 30, 2019, three months ended March 31, 2019, and six months ended June 30, 2019 was $141.6 million, $77.2 million, and $109.4 million, respectively.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a) The interest earned on the majority of the Company's FFELP student loan assets is indexed to the one-month
LIBOR rate. The Company funds a large portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Fixed rate floor income, gross	$10,840	10,425	14,453	21,265	31,700
Derivative settlements (a)	12,165	16,701	19,074	28,867	27,664
Fixed rate floor income, net	$23,005	27,126	33,527	50,132	59,364
Fixed rate floor income contribution to spread, net	0.43%	0.50%	0.59%	0.46%	0.54%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income
The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of June 30, 2019.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
5.0 - 5.49%	5.31%	2.67%	$365,335
5.5 - 5.99%	5.67%	3.03%	330,214
6.0 - 6.49%	6.19%	3.55%	376,435
6.5 - 6.99%	6.70%	4.06%	368,377
7.0 - 7.49%	7.17%	4.53%	128,060
7.5 - 7.99%	7.71%	5.07%	221,966
8.0 - 8.99%	8.18%	5.54%	522,559
> 9.0%	9.05%	6.41%	195,963
			$2,508,909

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of June 30, 2019, the weighted average estimated variable conversion rate was 4.25% and the short-term interest rate was 248 basis points.

The following table summarizes the outstanding derivative instruments as of June 30, 2019 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2019	$500,000	1.12%
2020	1,500,000	1.01
2021	600,000	2.15
2022 (b)	500,000	1.90
2023	400,000	2.24
2024	200,000	2.27
	$3,700,000	1.53%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b) $250 million of the notional amount of these derivatives have forward effective start dates in June 2021.